Exhibit n(1)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” in each of the Prospectuses and “Experts” in the Statement of Additional Information and to the use of our reports dated April 29, 2010 with respect to the financial statements of COUNTRY Investors Variable Life Account and April 10, 2010 with respect to the statutory-basis financial statements of COUNTRY Investors Life Assurance Company, in Post-Effective Amendment No. 12 to the Registration Statement (Form N-6 No. 333-106757) under the Securities Act of 1933 and Amendment No. 14 to the Registration Statement (Form N-6 No. 811-21394) under the Investment Company Act of 1940, and related Prospectuses of COUNTRY Investors Variable Life Account (both Flexible Premium Variable Life Insurance Policies) dated May 1, 2010.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2010